EXHIBIT 10

Bluestone Ventues Inc.
11940 Old Yale Road
Surrey, British Columbia, Canada V3V 3X3
December 2, 2004
Teong Lim
Electronic Sensor Technology, LP.
1077 Business Center Circle
Newbury Park, California 91320

Dear Mr. Lim:

We are pleased to submit this binding Term Sheet with respect to the transactions described below whereby Electronic Sensor Technology, LP (“EST”), and Bluestone Ventures Inc. a US publicly traded company (“Pubco”), will enter into a reverse merger transaction. We agree that this Term Sheet supersedes and replaces any and all prior oral and/or written agreements.

Item	Description

Structure:
Pubco, a publicly traded company listed on the NASD OTC Bulletin Board, will enter into a reverse merger transaction with EST pursuant to which Pubco will acquire all the equity interests or assets and liabilities of EST (the “Merger”) on or before February 26, 2005 (the “Closing Date”). Following the Closing Date, Pubco will change its name to such other alternate name as shall be determined by EST. Pubco and EST will work together to structure the Merger so as to be as tax efficient as possible.

As a condition to EST’ obligations to closing, on the date of closing of the Merger, Pubco shall be (i) fully current in all of its required regulatory filings and shall not have any liabilities, or future obligations, contingent, contractual or otherwise, except as otherwise disclosed herein, including but not limited to notes payable and accounts payable; and (ii) incorporated in the state of Delaware.

Additionally, on the Closing Date, Pubco shall have closed on the private placement offering (“PPO”), as defined below.

The above-described transactions will hereinafter be referred to as the “Transaction” or “Transactions.”

Item	Description

Private Placement Offering:
The terms of the PPO shall be the offer and sale of Three Million Units (3,000,000) “Units” of Pubco pursuant to Regulation D of the Securities Act of 1933, as amended, and any and all applicable state securities comprised of (i) one (1) share of Pubco common stock at $1 per share and (ii) for each Unit, one (1) warrant to purchase a share of Pubco common stock at $1.00 per share for three (3) years. One third of the warrants shall be callable by Pubco on prior written notice to the holders at a price equal to $.001 per warrant at any time, provided that the common stock underlying the warrants has been registered for resale pursuant to the Securities Act of 1933, as amended and shall have been for at least the 30-trading day period preceding the call notice trading at or above $2.00 on the OTC Bulletin Board.

The PPO shall be completed on or before the Closing Date.

Consideration:
In consideration for the Merger, the equity holders of EST shall receive Twenty Million (20,000,000) shares in exchange for all the equity interests of EST on a fully diluted basis (the “EST Shares”). The EST Shares shall represent forty percent (40%) of the shares of common stock of Pubco outstanding on a fully diluted basis after giving effect to the Merger and the sale of the shares in the PPO but not including the warrants underlying the Units and the Equity Advance Conversion.

In consideration for the Merger, the shareholders of Pubco will own Twenty Seven Million (27,000,000) Shares representing fifty four percent (54%) of the shares of common stock of Pubco on a fully diluted basis after giving effect to the Merger and the sale of shares but not including the warrants underlying the Units and the Equity Advance Conversion.

In consideration for the PPO, after giving effect to the Merger, and the sale of all the shares in the PPO, the investors will own Three Million (3,000,000) shares representing six percent (6%) of Pubco on a fully diluted basis but not including the warrants underlying the Units and the Debt Conversion. The total shares outstanding after giving effect to the Merger and the sale of shares in the PPO but not including the warrants underlying the Units and the Debt Conversion, will be Fifty Million (50,000,000) shares of common stock of Pubco.

Bridge Financing
Prior to November 24, 2004, in exchange for Two Hundred Thousand Dollars ($200,000) cash, EST will issue 200,000 Class C units of partnership interest of EST to one or more investors. Upon the delivery of audited financial statements for the fiscal year ended 2003 and the delivery of interim unaudited financial statements for the period ended June 30 2004, acceptable to the investor(s), EST will in exchange for One Hundred Thousand Dollars ($100,000) cash, issue 100,000 EST Class C partnership units to one or more investors (the “Bridge Advances”). The Bridge Advances shall convert into the PPO upon the same terms and conditions as set forth above; provided, however, in the event that the Transactions are not consummated prior to the Closing Date, then at any time after February 26, 2005, the investors of the Bridge Advances may “put” the Bridge Advances to the Company EST covenants that it shall not, from the date hereof, incur further debt, other than in the ordinary course of business (“Equity Advance Conversion”).

Item	Description
Financial Statements of EST:
On or prior to the Closing Date, EST shall provide any such audited or unaudited financial statements as may be required under applicable U.S. Securities Exchange Commission (“SEC”) regulations for inclusion of such statements in Pubco’s SEC and other regulatory filings.

Debt Conversion and Bank Loan Assumptions
EST’s liabilities as of August 31, 2004 are set forth in Schedule 1 attached hereto. In connection with the PPO, certain noteholders of EST shall cause to convert their approximately $2.8 million in aggregate principal debt and accrued interest owed by the Company to such noteholders in exchange for approximately $2.8 million aggregate principal amount of shares of common stock of Pubco at the price of $1 per share (the “Debt Conversion”). Such noteholders shall also receive 50% warrant coverage on the dollar amount of the converted loans with an exercise price of $1.00 per share but such warrant may not be exercised until the stock price reaches $1.50 per share. The aggregate EST debt to be assumed by Pubco shall not exceed approximately $2.5 million, including approximately $2.2 million in loans from East West Bank and approximately $300,000 in accounts payables. Pubco shall assume certain loans extended by East West Bank to EST under various revolving line of credit agreements. The aggregate loan balance to be assumed by Pubco, however, shall not exceed $2.25 million. Following the Merger, Pubco shall not be obligated to pledge more than $900,000 in a certificate of deposit for the purpose of collateralizing the East West bank loan. Following the Merger, Pubco will assist in the negotiation with East West Bank for the reduction of the aforementioned $900,000 collateral requirement.

Signing Date:
It is contemplated that the definitive agreement (the “Merger Agreement”) will be signed on or before the last day of the Exclusivity Period (hereinafter defined). The Merger Agreement shall contain such terms and provisions as shall be mutually agreed upon between EST and Pubco consistent with the provisions in this Term Sheet.

Item	Description
Board of Directors:
The Board of Directors of Pubco following the Closing shall consist of five (5) members. On the Closing Date, all of the current officers and directors of Pubco shall resign and, simultaneously therewith, appoint a new Board of Directors and such executive officers as shall be determined solely by EST. Pubco shall have the right to appoint one (1) member of the five new members of the Board.

Restriction on Sale:	All securities issued pursuant to the Merger will be “restricted” stock and be subject to all applicable re-sale restrictions specified by federal and state securities laws.

Conditions to Closing:
The Merger Agreement shall include certain closing conditions including the following: (i) consummation of all required definitive instruments and agreements, including, but not limited to, the Merger Agreement; (ii) obtaining all necessary board, shareholder and third party consents; (iii) satisfactory completion by Pubco and EST of all necessary technical and legal due diligence; and (iv) the completion of the PPO

Pre Closing Covenants
Pubco and EST shall each cooperate with each other and use their best efforts to complete and sign the Merger Agreement as soon as possible and to thereafter satisfy each of the conditions to closing specified thereunder.

Closing Costs:
All fees and expenses relating to the Transactions, including but not limited to all legal and accounting fees incurred in connection with the Transactions, including without limitation, all reasonable fees and expenses of Gottbetter and Partners, LLC, as counsel to Pubco, will be payable at Closing from the proceeds of the PPO.

Exclusivity:
From and after the date of execution of this Term Sheet and thereafter through the period ending on February 26, 2005 (the “Exclusivity Period”), EST hereby agrees that it will not enter into any agreement or consummate any transaction with any third party, in whatever form, other than in the ordinary course of business (including, without limitation, joint venture, sale, license, distribution agreement, etc.) or enter into any other transaction that would preclude the consummation of the Merger Agreement consistent with the terms set forth in this Term Sheet.  During the Exclusivity Period, Pubco will incur additional legal and other costs and expenses, with a maximum aggregate amount not to exceed $50,000, in connection with the negotiation of the Transaction and certain due diligence activities relating thereto.

Governing Law	This Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts or choice of laws thereof.

This Term Sheet sets forth the principal terms of the Transaction and constitutes a binding contract on the part of the parties hereto to the covenant of EST and Pubco set forth above in the paragraph titled “Exclusivity” and “Debt Conversion and Bank Loans,” respectively. Any other binding obligation of EST or Pubco with respect to the Transaction not set forth herein shall be subject to the execution and delivery of the definitive Merger Agreement.

In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Please do not hesitate to contact me to discuss the terms of the proposed Transaction or to respond to any questions that may arise with respect to this Term Sheet.

We look forward to working with you to complete the Transaction successfully and expeditiously. If the foregoing correctly sets forth your understanding, please evidence your agreement to this Term Sheet by executing a copy of this Term Sheet in the space set forth below.

AGREED TO AND ACCEPTED:

This 2nd day of December, 2004

Electronic Sensor Technology, L.P.

By: Amerasia Technology, Inc.
       General Partner

By: /s/ Teong Lim_______________

Name: Teong Lim

Title: President

Bluestone Ventures Inc.

By: /s/ Edward Wong____________

Name: Edward Wong

Title: President